Exhibit 99.(10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Complete and partial portfolio holdings — arrangements to disclose to Service Providers and Fiduciaries”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the use of our report dated April 26, 2011 on UBS Money Market Fund for the year ended February 28, 2011 which is incorporated by reference in the Registration Statement (Form N-1A No. 811-4448) of UBS Master Series, Inc.

ERNST & YOUNG LLP

New York, New York

June 27, 2011